Free Writing Prospectus for
JPMAC 2006-CH2

J.P. Morgan Mortgage Acquisition Trust 2006-CH2

Asset Backed Pass-Through Certificates, Series 2006-CH2

$1,063,857,000 (approximate)

Subject to Revision

November 22, 2006 – Free Writing Prospectus

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4154 (collect call) or by emailing Randall Outlaw at randall.outlaw@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

THE INFORMATION CONTAINED IN THIS COMMUNICATION IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT FROM TIME TO TIME. YOU SHOULD CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO THE LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF A PURCHASE OF THESE SECURITIES.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which may or may not be reflected herein.  As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN).  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2006 JPMorgan Chase & Co. – All rights reserved.  J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC.  JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials.  Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

The information herein will be superseded in its entirety by the final prospectus and prospectus supplement relating to the securities.  THIS PAGE MUST BE ACCOMPANIED BY A DISCLAIMER.  IF YOU DID NOT RECEIVE SUCH A DISCLAIMER, PLEASE CONTACT YOUR JPMORGAN SALES REPRESENTATIVE.

SUMMARY

This summary highlights selected information from this prospectus supplement and does not contain all the information that you need to consider in making your investment decision.  Please read this entire prospectus supplement and the accompanying prospectus carefully for additional information about the offered certificates.

THE CERTIFICATES

The J.P. Morgan Mortgage Acquisition Trust 2006-CH2 Asset-Backed Pass Through Certificates, Series 2006-CH2 consist of the classes of certificates listed in the table below.  Only the offered certificates listed in the table below are being offered by this prospectus supplement:

CLASS	INITIAL CLASS PRINCIPAL AMOUNT (1)	CERTIFICATE INTEREST RATE	DESIGNATION	S&P RATING(7)	FITCH RATING(7)	MOODY’S RATING(7)	CUSIP

OFFERED CERTIFICATES

Class AF-1a	$66,300,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa
Class AF-1b	$66,300,000	5.859%(3)	Senior/Sequential	AAA	AAA	Aaa
Class AF-2	$30,700,000	5.461%(3)	Senior/Sequential	AAA	AAA	Aaa
Class AF-3	$56,800,000	5.462%(3)	Senior/Sequential	AAA	AAA	Aaa
Class AF-4	$44,900,000	5.763%(3)	Senior/Sequential	AAA	AAA	Aaa
Class AF-5	$43,279,000	5.888%(3)	Senior/Sequential	AAA	AAA	Aaa
Class AF-6	$34,200,000	5.537%(3)	Senior/NAS	AAA	AAA	Aaa
Class MF-1	$9,283,000	5.734%(3)	Subordinate	AA+	AA+	Aa1
Class MF-2	$8,690,000	5.784%(3)	Subordinate	AA	AA	Aa2
Class MF-3	$4,938,000	5.833%(3)	Subordinate	AA-	AA-	Aa3
Class MF-4	$4,740,000	5.982%(3)	Subordinate	A+	A+	A1
Class MF-5	$4,148,000	6.032%(3)	Subordinate	A	A	A2
Class MF-6	$3,160,000	6.081%(3)	Subordinate	A-	A-	A3
Class MF-7	$3,358,000	6.428%(3)	Subordinate	BBB+	BBB+	Baa1
Class MF-8	$1,975,000	6.577%(3)	Subordinate	BBB	BBB	Baa2
Class MF-9	$3,950,000	6.750%(3)	Subordinate	BBB-	BBB-	Baa3
Class AV-1	$900,296,000	Floating(2)	Senior	AAA	AAA	Aaa
Class AV-2	$250,100,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa
Class AV-3	$54,300,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa
Class AV-4	$72,000,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa
Class AV-5	$66,197,000	Floating(2)	Senior/Sequential	AAA	AAA	Aaa
Class MV-1	$51,306,000	Floating(2)	Subordinate/Sequential	AA+	AA+	Aa1
Class MV-2	$44,791,000	Floating(2)	Subordinate/Sequential	AA	AA	Aa2
Class MV-3	$26,873,000	Floating(2)	Subordinate/Sequential	AA-	AA-	Aa3
Class MV-4	$24,431,000	Floating(2)	Subordinate	A+	A+	A1
Class MV-5	$23,617,000	Floating(2)	Subordinate	A	A	A2
Class MV-6	$21,174,000	Floating(2)	Subordinate	A-	A-	A3
Class MV-7	$18,730,000	Floating(2)	Subordinate	BBB+	BBB+	Baa1
Class MV-8	$12,216,000	Floating(2)	Subordinate	BBB	BBB	Baa2
Class MV-9	$11,401,000	Floating(2)	Subordinate	BBB-	BBB-	Baa3

NON-OFFERED CERTIFICATES

Class MV-10	$16,287,000	Floating(2)	Subordinate	BB+	BB+	Ba1
Class C	Notional(4)	N/A	Subordinate	Not Rated	Not Rated	Not Rated
Class P-1	$50	N/A(5)	Prepayment Premiums Only	Not Rated	Not Rated	Not Rated
Class P-2	$50	N/A(5)	Prepayment Premiums Only	Not Rated	Not Rated	Not Rated
Class R	N/A(6)	N/A	Residual	Not Rated	Not Rated	Not Rated

_________________________

(1)

These balances are approximate and are subject to an increase or decrease of up to 5%, as described in this prospectus supplement.

(2)

The interest rate on these classes of certificates may change from distribution date to distribution date based on changes in the level of one-month LIBOR.  The interest rate for any such floating rate class, other than the Class AF-1a Certificates, is the least of (x) one-month LIBOR plus the applicable margin set forth above; (y) the related maximum rate cap; and (z) the related net WAC rate as described in this prospectus supplement.  The interest rate for the Class AF-1a Certificates is the lesser of  (x) one-month LIBOR plus the applicable margin set forth above and (y) the related net WAC rate.  See “Description of the Certificates—Certificate Interest Rates” in this prospectus supplement.  The certificate margins are as follows:

	On or prior to the Optional Termination Date	After the Optional Termination Date
Class AF-1a	0.090%	0.180%
Class AV-1	0.130%	0.260%
Class AV-2	0.050%	0.100%
Class AV-3	0.100%	0.200%
Class AV-4	0.140%	0.280%
Class AV-5	0.210%	0.420%
Class MV-1	0.210%	0.315%
Class MV-2	0.270%	0.405%
Class MV-3	0.310%	0.465%
Class MV-4	0.370%	0.555%
Class MV-5	0.380%	0.570%
Class MV-6	0.440%	0.660%
Class MV-7	0.750%	1.125%
Class MV-8	1.000%	1.500%
Class MV-9	1.850%	2.775%
Class MV-10	1.750%	2.625%

(3)

The interest rate on these certificates is the lesser of (i) the applicable fixed certificate rate and (ii) the related net WAC rate.  After the first possible Optional Termination Date the interest rate on these certificates will increase by 0.50% per annum.

(4)

The Class C Certificates will not have a class principal amount.

(5)

The Class P-1 and Class P-2 Certificates will not be entitled to distributions in respect of interest.  The Class P-1 Certificates will be entitled to all prepayment premiums or charges received in respect of the group 1 mortgage loans and the Class P-2 Certificates will be entitled to all prepayment premiums or charges received in respect of the group 2 mortgage loans .

(6)

The Class R Certificates will not have a class principal amount and are the class of certificates representing the residual interest in the trust.

(7)

The ratings are not recommendations to buy, sell or hold these certificates.  A rating may be changed or withdrawn at any time by the assigning rating agency. The ratings do not address the possibility that, as a result of principal prepayments, the yield on your certificates may be lower than anticipated. We refer you to “Ratings” in this prospectus supplement for a more complete discussion of the certificate ratings.